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                                                                  Exhibit (d)(7)

                            NONCOMPETITION AGREEMENT


         THIS NONCOMPETITION AGREEMENT (this "Noncompetition Agreement") is made and entered into this 10th day of June, 2002, by and among IM Acquisition, Inc., a Delaware corporation, IM Merger Corp., a Florida corporation (both individually and collectively referred to herein as "IntelliMark"), Technisource, Inc., a Florida corporation ("Technisource"), and C. Shelton James ("Executive").

                                    RECITALS

         WHEREAS, Technisource is engaged in the business of providing information technology staffing services, solutions services, and computer hardware sales and services (the "Business"); and

         WHEREAS, IntelliMark and Technisource have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of June 10, 2002 pursuant to which IntelliMark would acquire all of the outstanding common stock of Technisource, subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, Executive is a key employee of Technisource and as a material inducement to IntelliMark to enter into the Merger Agreement Executive has agreed to enter into this Noncompetition Agreement; and

         WHEREAS, the parties hereto intend that any capitalized terms in this Noncompetition Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

         1. Noncompetition Restrictions. Executive agrees that during the Restricted Period Executive will not, directly or indirectly:

         (a) engage or participate in any way, as an owner, officer, partner, member, employee, agent, independent contractor, board member, stockholder or otherwise, in any activities competitive with or directly or indirectly related to the Business anywhere within fifty (50) miles of any office in which as of the Closing Technisource or its subsidiaries conduct their businesses; provided that, Executive may continue as a director of the entities list on Schedule "A" hereof.


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         (b) either on his or her own account or for any person, firm, partnership, corporation, limited liability company, or other entity: (i) solicit, interfere with, or endeavor to cause any employee or consultant of Technisource or any of its affiliates to leave his or her employment or consultant status, as applicable; or (ii) induce or attempt to induce any such employee or consultant to breach his or her employment agreement or consulting agreement, as applicable, with Technisource or any of its affiliates;

         (c) directly or indirectly solicit, induce, or attempt to induce any customer of Technisource as of the Closing: (i) to cease doing business in whole or in part with or through Technisource or any of its affiliates; or (ii) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity engaged in the Business; and

         (d) notwithstanding items (a) through (c) of this Section 1, ownership of less than three percent (3%) of a class of equity securities issued by any competitor of IntelliMark listed on any national securities exchange or interdealer quotation system shall not be deemed a violation of items (a) - (c) of Section 1.

         For purposes of item (a) of this Section 1, the Restricted Period shall be the period during which the Executive is employed by Technisource or one of its affiliates and continuing thereafter until December 6, 2002. For purposes of item (b) and (c) of this Section 1, the Restricted Period shall be the period during which the Executive is employed by Technisource or one of its affiliates and continuing thereafter until December 6, 2003.

         If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         2. Confidentiality. Executive agrees to keep secret and confidential, and not to use or disclose directly or indirectly to any third parties, any of Technisource's or IntelliMark's proprietary trade secret information or other confidential business information concerning the Business. In addition to any common law or statutory restrictions upon Executive's use, disclosure or exploitation of confidential, proprietary or secret information of Technisource or IntelliMark, Executive agrees that he will not, directly or indirectly, use for himself or use for, or disclose to, any party other than Technisource or IntelliMark, any secret, proprietary or confidential information or data regarding the Business, including, but not limited to, business or trade secrets, price lists, methods, know-how, customer identities, customer lists, marketing plans, and financial information.


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         3. Third Party Beneficiaries. Executive acknowledges and agrees that any Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with IntelliMark is a third party beneficiary of this Noncompetition Agreement and shall have any and all rights as set forth in Section 5 of this Noncompetition Agreement.

         4. Non-Waiver of Rights. Technisource's or IntelliMark's failure to enforce at any time any of the provisions of this Noncompetition Agreement or to require at any time performance by Executive of any of the provisions or to affect either the validity of this Noncompetition Agreement, or any party hereof, or the right of Technisource or IntelliMark thereafter to enforce each and every provision in accordance with the terms of this Noncompetition Agreement.

         5. IntelliMark's and Technisource's Right to Injunctive Relief. In the event of a breach or threatened breach of any of the duties and obligations of Executive under this Noncompetition Agreement, Technisource or IntelliMark shall be entitled, in addition to any other legal or equitable remedies they may have in connection therewith (including any right to damages that Technisource or IntelliMark may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Executive specifically agrees that, in the event there is a question as to the enforceability of Section 1 hereof, Executive will not engage in any conduct inconsistent with or contrary to that Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Neither IntelliMark or Technisource shall commence an action against Executive for breach hereof unless Executive has substantially failed to remedy such breach within fifteen (15) days following Executive's receipt of written notice from IntelliMark or Technisource demanding that he remedy such breach.

         6. Invalidity of Provisions. In the event that any provision of this Noncompetition Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Noncompetition Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

         7. Assignment. This Noncompetition Agreement shall be freely assignable by Technisource or IntelliMark to, and shall inure to the benefit of, any other corporate entity that shall succeed to all or a portion of the Business presently being conducted by Technisource or IntelliMark.

         8. Choice of Forum and Governing Law. This Noncompetition Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         9. Representations of Executive. Executive represents that the execution and delivery of this Noncompetition Agreement does not violate any other contractual obligation of Executive. Executive further agrees to defend, indemnify and hold harmless Technisource and IntelliMark against all adverse consequences suffered or incurred as a result of any violation of its or his respective representations contained in this Section 9.


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         10. Right to Recover Costs. In the event of breach of the
Noncompetition Agreement by any party, the prevailing party shall be entitled to recover all reasonable attorneys' fees and costs incurred in connection with enforcing its rights hereunder.

         11. Amendments. No modification, amendment or waiver of any of the provisions of this Noncompetition Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.

         12. Tolling. Executive acknowledges and agrees that the running of the time period in Section 1 shall be tolled with respect to Executive during any period in which Executive violates that Section.

         13. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Noncompetition Agreement.

         14. Headings. Section headings are provided in this Noncompetition Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

         15. Counterparts. This Noncompetition Agreement may be executed simultaneously in multiple counterparts (including execution by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         PLEASE NOTE: BY SIGNING THIS AGREEMENT, STOCKHOLDER IS HEREBY CERTIFYING THAT IT, HE OR SHE: (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS IT, HE OR SHE HAD ABOUT THE AGREEMENT AND RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; (D) HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS AGREEMENT; AND
         (E) UNDERSTANDS ITS OR HIS OR HER RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

         16. No Obligation to Proceed with the Proposed Transaction. Nothing herein shall obligate IntelliMark or Technisource to proceed with the Closing. If by the Outside Date IntelliMark and Technisource have not closed the merger, this Noncompetition Agreement shall terminate ab initio, and IntelliMark, Technisource and Executive shall have no rights or obligations hereunder; provided, however, that this Noncompetition Agreement may be extended by the mutual agreement of IntelliMark, Technisource and the Executive.

         17. This Noncompetition Agreement sets forth the entire agreement between the parties

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hereto, and fully supersedes and terminates any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof


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         IN WITNESS WHEREOF, the parties have executed this Noncompetition
Agreement to be effective as of the date first above written.


                                    IM ACQUISITION, INC.



                                    By: /s/ James L. Hudson
                                       _________________________
                                    Print Name: James L. Hudson
                                               __________________
                                    Title: Secretary
                                          _______________________


                                    IM MERGER CORP.



                                    By: /s/ James L. Hudson
                                       _________________________
                                    Print Name: James L. Hudson
                                               __________________
                                    Title: Secretary
                                          _______________________


                                    TECHNISOURCE, INC.



                                    By: /s/ James F. Robertson
                                       _________________________
                                    Print Name: James F. Robertson
                                               __________________
                                    Title: President
                                          _______________________


                                    EXECUTIVE


                                    /s/ C. Shelton James
                                    _____________________________
                                    C. Shelton James



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